Exhibit A
Item 5. Interest in Securities of the Issuer
(a) and (b) The Reporting Persons as of February 25, 2026, (i) hold 98.6% of the outstanding Class B Common Stock and collectively control approximately 33.0% of the combined voting power of the Issuer’s common stock and (ii) beneficially own, calculated in accordance with Rule 13d-3, 35.1% of the Issuer’s Class A Common Stock, based on the percentage that would be held by the Reporting Persons if they fully converted their shares of Class B Common Stock into shares of Class A Common Stock and no other holders of Class B Common Stock converted their shares of Class B Common Stock. The percentages reported below and in Box 13 above for each Reporting Person reflect such beneficial ownership for each such Reporting Person. The increase in the Reporting Persons’ percentage ownership since the filing of Amendment No. 41 is primarily the result of repurchases of Class A Common Stock by the Issuer, which reduced the number of shares outstanding, and not due to acquisitions of additional shares by the Reporting Persons, except as described in Item 5(c) below.

Reporting Person	Number of Shares of Class A Common Stock Owned(1)		Percentage of Class A Common Stock Outstanding(2)
Mark E. Jones	878,534	(3)	2.4%
Robyn Jones	254,146	(4)	0.7%
The Mark & Robyn Jones Descendants Trust 2014	7,214,372		19.6%
The Lanni Elaine Romney Family Trust 2014	264,534		0.7%
The Lindy Jean Langston Family Trust 2014	282,734		0.8%
The Camille LaVaun Peterson Family Trust 2014	275,434		0.7%
The Desiree Robyn Coleman Family Trust 2014	276,834		0.8%
The Adrienne Morgan Jones Family Trust 2014	282,734		0.8%
The Mark Evan Jones, Jr. Family Trust 2014	282,734		0.8%
Serena Jones	367,822		1.0%
Lanni Romney	180,291		0.5%
Lindy Langston	200,079		0.5%
Camille Peterson	255,019		0.7%
Desiree Coleman	200,000		0.5%
Adrienne Jones	285,027		0.8%
Mark E. Jones, Jr.	463,251	(5)	1.3%
P. Ryan Langston	123,499	(6)	0.3%
SLJ Dynasty Trust	151,246		0.4%
Jones 2020 Irrevocable Trust	82,005		0.2%
Lindy Langston Spousal Lifetime Access Trust	80,270		0.2%
Lanni Romney Spousal Lifetime Access Trust	73,704		0.2%
Nathan Romney	5		—%
The CP Descendants' Trust	101,351		0.3%
Ryan Langston 2021 Family Trust	72,500		0.2%
Nathan Romney 2021 Family Trust	82,500		0.2%
Chick & The Bear Irrevocable Trust	63,530		0.2%
SLJ 2023 Grantor Retained Annuity Trust	—		—%
SLJ 2025 Grantor Retained Annuity Trust	114,777		0.3%
Alexandra Nicole Rogers Trust	9,788		—%
Benjamin Douglas Jones Trust	9,788		—%
Brendan Scot Jones Trust	9,787		—%
Emily Marie Jones Trust	9,787		—%
Joshua Thomas Jones Trust	9,787		—%
(1)     Each Reporting Person has shared power to vote or dispose all shares listed pursuant to the Voting Agreements described herein except for the shares listed for Mark E. Jones for which he has the sole power to vote or dispose.
(2)    Based on the number of shares of Class A Common Stock (24,067,975) issued and outstanding as of February 25, 2026, the date of this report, and assuming all outstanding shares of Class B Common Stock (together with an equal number of LLC Units in Goosehead Financial) beneficially owned by the Reporting Persons (and excluding, for the avoidance of doubt, shares of Class B Common Stock owned by other persons) were exchanged for newly-issued shares of Class A Common Stock on a one-for-one basis.

(3)    Includes 657,334 shares of Class A Common Stock issuable upon exercise of options that have vested or will vest within 60 days.
(4)     Includes 50,232 shares of Class A Common Stock issuable upon exercise of options that have vested or will vest within 60 days.
(5)    Includes 243,334 shares of Class A Common Stock issuable upon exercise of options that have vested or will vest within 60 days.
(6)    Includes 118,494 shares of Class A Common Stock issuable upon exercise of options that have vested or will vest within 60 days.

(c) Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, Adrienne Jones converted shares of Class B Common Stock into shares of Class A Common Stock which were promptly sold:

Date	Number of Shares of Class A Common Stock Sold	Weighted Average Price Per Share
08/19/2025	3,000	$86.30
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the Alexandra Nicole Rogers Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/22/2025	9,788	$0.00
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the Benjamin Douglas Jones Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/22/2025	9,788	$0.00
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the Brendan Scot Jones Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/22/2025	9,787	$0.00
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the Emily Marie Jones Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/22/2025	9,787	$0.00

Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the Joshua Thomas Jones Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/22/2025	9,787	$0.00
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, SLJ 2023 Grantor Retained Annuity Trust transferred shares of Class B Common Stock to the SLJ 2025 Grantor Retained Annuity Trust:

Date	Number of Shares of Class B Common Stock Transferred	Weighted Average Price Per Share
08/28/2025	114,777	$0.00
Between August 16, 2025 (the date following the most recent Schedule 13D/A filed by the Reporting Persons) and February 25, 2026, Mark E. Jones, Jr. purchased shares of Class A Common Stock:

Date	Number of Shares of Class A Common Stock Purchased	Weighted Average Price Per Share
10/27/2025	7	$74.45
10/27/2025	866	$74.44